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                                                                     EXHIBIT 5.2

                    [LETTERHEAD OF WILLKIE FARR & GALLAGHER]



July 15, 1996



NEXTLINK Communications, L.L.C.
NEXTLINK Capital, Inc.
155 108th Avenue, N.E.
Bellevue, Washington 98004


Gentlemen:

We have acted as counsel to NEXTLINK Communications, L.L.C., a Washington limited liability company (the "Company") and NEXTLINK Capital, Inc., a Washington corporation and a wholly owned subsidiary of the Company ("Capital" and, together with the Company, the "Issuers") in connection with the registration statement on Form S-4, No. 4603, initially filed with the Securities and Exchange Commission on May 28, 1996 (the "Registration Statement") relating to the offer to exchange up to $350,000,000 aggregate principal amount of 12.5% Senior Notes Due April 15, 2006 (the "Exchange Notes") for up to $350,000,000 aggregate principal amount of the Issuers' outstanding 12.5% Senior Notes Due April 15, 2006 that were issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Senior Notes"). You have asked us for an opinion on the material United States federal income tax consequences anticipated for holders of Senior Notes who exchange such notes for Exchange Notes as set forth in the Registration Statement. Capitalized terms used herein that are not otherwise defined have the meanings ascribed thereto as set forth in the Registration Statement.

We have examined copies of the Registration Statement, the offering circular of the Senior Notes dated April 18, 1996 and such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

Our opinion is based on statutory provisions, regulations promulgated thereunder and interpretations thereof by the
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NEXTLINK Communications, L.L.C.
NEXTLINK Capital, Inc.
July 15, 1996
Page 2


Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Moreover, as expressed in the Registration Statement, our opinion is conditioned upon holders relying on final Treasury regulation Section 1.1001-3, which has an effective date of September 24, 1996 but may be relied on by taxpayers prior to such time. Also, any variation or difference in the relevant facts from those set forth in the Registration Statement may affect the conclusions stated herein.

Based on the foregoing, it is our opinion that the material federal income tax consequence of participating in the Exchange Offer is that the exchange of the Senior Notes for Exchange Notes by holders will not be a taxable exchange for federal income tax purposes, and such holders will not recognize any taxable gain or loss or any interest income as a result of such exchange.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included as part of the Registration Statement.

Very truly yours,

/s/ Willkie Farr & Gallagher

WILLKIE FARR & GALLAGHER